Exhibit (d)(s)(9)

Amendment and Novation

Reference is made to the Amended and Restated Portfolio Management Agreement (“Agreement”) among Pacific Select Fund (“PSF”), Pacific Life Fund Advisors LLC (“PLFA”), and Massachusetts Financial Services Company, doing business as MFS Investment Management (“Subadviser”), made effective the 8th day of October, 2015.

WHEREAS, PSF is currently organized as a Massachusetts business trust;

WHEREAS, PSF will reorganize (“Reorganization”) as a Delaware statutory trust effective on or about June 30, 2016 pursuant to an Agreement and Plan of Reorganization for a Change of Domicile (“Plan”), subject to shareholder approval and satisfaction of all other necessary conditions precedent, as specified in the Plan;

WHEREAS, upon the effective date of the Reorganization, assuming the Reorganization is consummated, all of the assets and liabilities of each PSF series (each an “Acquired Fund”) will be transferred to its corresponding series of a newly organized Delaware statutory trust, also named Pacific Select Fund, which will succeed to all of the rights, duties and obligations of its PSF predecessor Massachusetts business trust; and

WHEREAS, the parties to the Agreement wish to continue the Agreement, following the Reorganization, in its current form except as amended below, and substituting Pacific Select Fund (the Delaware statutory trust) for PSF (the Massachusetts business trust);

NOW, THEREFORE, in consideration of the mutual agreements and premises contained herein, and intending to be legally bound hereby, the parties hereto agree as follows, effective as of closing of the Reorganization on or about June 30, 2016:

1.	The first sentence of Section 17, titled Limitation of Liability, is hereby deleted in its entirety and replaced with the following:

“A copy of the Declaration of Trust for the Trust, and any amendments thereto, is on file with the Secretary of the state of Delaware.”

2.	Section 19(a), titled Miscellaneous, is hereby deleted in its entirety and replaced with the following:

“This Agreement shall be governed by the laws of Delaware without regard to the conflict of law principles thereof, provided that nothing herein shall be construed in a manner inconsistent with the 1940 Act, the Advisers Act, or rules or orders of the SEC thereunder. The parties to this Agreement hereby agree to submit to the jurisdiction of the courts located in the State of Delaware for any claims, suits, actions or proceedings arising out of or in any way relating to this Agreement, and hereby agree that all claims in respect of such suit, action or proceeding shall be brought exclusively in the Court of Chancery of the State of Delaware or if such court does not have subject matter jurisdiction thereof, any other court in the State of Delaware with subject matter jurisdiction. The term “affiliate” or “affiliated person” as used in this Agreement shall mean “affiliated person” as defined in Section 2(a)(3) of the 1940 Act. The parties hereto agree and acknowledge that this Agreement does not create any third party beneficiaries, whether express or implied.”

3.	All other terms and conditions set forth in the Agreement are hereby confirmed and remain in full force and effect.

4.	PSF assigns all of its duties and obligations under the Agreement to Pacific Select Fund, a Delaware Statutory Trust.

5.	Pacific Select Fund, a Delaware statutory trust, assumes all duties and obligations of PSF under the Agreement.

6.	Subadviser agrees to the above assignments and assumptions.

IN WITNESS WHEREOF, each of the parties listed below have caused this Amendment and Novation to be executed by their respective officers.

Acknowledged And Agreed To By:

Pacific Select Fund, a Massachusetts business trust

By: /s/Howard T. Hirakawa	By: /s/Laurene E. MacElwee
Name: Howard T. Hirakawa	Name: Laurene E. MacElwee
Title: Senior Vice President	Title: VP & Assistant Secretary

Pacific Select Fund, a Delaware statutory trust

By: /s/Howard T. Hirakawa	By: /s/Laurene E. MacElwee
Name: Howard T. Hirakawa	Name: Laurene E. MacElwee
Title: Senior Vice President	Title: VP & Assistant Secretary

Pacific Life Fund Advisors LLC

By: /s/Howard T. Hirakawa	By: /s/Laurene E. MacElwee
Name: Howard T. Hirakawa	Name: Laurene E. MacElwee
Title: SVP, Fund Advisor Operations	Title: VP & Assistant Secretary

Massachusetts Financial Services Company dba MFS Investment Management

By: /s/Carol Geremia
Name: Carol Geremia
Title: Executive Vice President